Exhibit 99.1

Armstrong World Industries Reports Record-Setting

First-Quarter 2025 Results

•
Net sales up 17% on benefits from 2024 acquisitions and strong Mineral Fiber Average Unit Value (AUV) growth
•
Operating income increased 14% and diluted net earnings per share increased 16%
•
Adjusted EBITDA up 16% and adjusted diluted net earnings per share up 20%
•
Reaffirming 2025 guidance across all key metrics

(Comparisons above are versus the prior-year period unless otherwise stated)

LANCASTER, Pa., April 29, 2025 -- Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, today reported first-quarter 2025 financial results highlighted by strong net sales and earnings growth.

"We delivered a solid start to 2025 with double-digit net sales and earnings growth featuring strong Mineral Fiber AUV performance, manufacturing productivity and the benefits of both organic Architectural Specialties growth and sizable contributions from our 2024 acquisitions," said AWI President and CEO, Vic Grizzle. "As expected, we navigated choppy demand in many of our key markets. Despite these challenges, we continued to drive profitable topline growth with adjusted EBITDA margin expansion in both of our segments, again demonstrating the resilience of our business model. We expect to continue driving strong commercial and operational excellence aligned with our growth strategy, despite elevated macroeconomic uncertainty."

First-Quarter Consolidated Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended March 31,
	2025	2024	Change
Net sales	$382.7	$326.3	17.3%
Operating income	$98.5	$86.1	14.4%
Operating income margin (Operating income as a % of net sales)	25.7%	26.4%	(70)bps
Net earnings	$69.1	$59.9	15.4%
Diluted net earnings per share	$1.58	$1.36	16.2%

Additional Non-GAAP* Measures
Adjusted EBITDA	$129	$111	16.2%
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	33.6%	33.9%	(30)bps
Adjusted net earnings	$73	$61	19.6%
Adjusted diluted net earnings per share	$1.66	$1.38	20.3%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States ("GAAP") measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest decimal.

Consolidated net sales for the first quarter of 2025 increased 17.3% over the prior-year period due to higher volumes of $41 million and favorable Average Unit Value (dollars per unit sold, or "AUV") of $16 million. Architectural Specialties net sales increased $51 million and Mineral Fiber net sales increased $6 million over the prior-year period. Architectural Specialties segment net sales improved primarily due to a $41 million contribution from the acquisitions of 3form, LLC ("3form") and A. Zahner Company ("Zahner") and increased organic custom project net sales. The increase in Mineral Fiber net sales was primarily driven by favorable AUV, partially offset by lower sales volumes.

Consolidated operating income for the first quarter of 2025 increased 14.4% primarily due to a $20 million benefit from sales volume growth and an $8 million margin benefit from AUV, partially offset by a $13 million increase in selling, general and administrative ("SG&A") expenses. Increased sales volumes and higher operating costs were driven primarily by the acquisitions of 3form and Zahner, which contributed $41 million of net sales and $3 million of operating income, including SG&A expenses, in the first quarter of 2025.

First-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2025	2024	Change
Net sales	$245.1	$239.6	2.3%
Operating income	$84.5	$79.2	6.7%
Adjusted EBITDA*	$105	$99	6.7%
Operating income margin	34.5%	33.1%	140bps
Adjusted EBITDA margin*	43.0%	41.2%	180bps

Mineral Fiber net sales increased $6 million in the first quarter of 2025 compared to the prior-year quarter due to $16 million of favorable AUV, partially offset by $10 million of lower sales volumes. The improvement in AUV was driven by favorable like-for-like price and mix. The decrease in volumes was driven primarily by softer demand from home center customers and the impact of one less shipping day compared to the prior-year period.

Mineral Fiber operating income increased 6.7% in the first quarter of 2025 primarily due to an $8 million benefit from favorable AUV, a $4 million increase in company-owned officer life insurance gains related to deferred compensation plans and a $2 million decrease in manufacturing costs, primarily driven by improved manufacturing productivity. These benefits were partially offset by a $7 million decrease from lower sales volumes.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2025	2024	Change
Net sales	$137.6	$86.7	58.7%
Operating income	$14.8	$7.7	92.2%
Adjusted EBITDA*	$24	$12	93.6%
Operating income margin	10.8%	8.9%	190bps
Adjusted EBITDA margin*	17.1%	14.0%	310bps

Architectural Specialties net sales increased $51 million in the first quarter of 2025, driven primarily by a $41 million increase from the 2024 acquisitions of 3form and Zahner, in addition to increased organic custom project net sales.

Architectural Specialties operating income increased 92.2% in the first quarter of 2025, driven by organic growth and contributions from the acquisitions of 3form and Zahner. The increase in operating income was due to a $27 million benefit from higher sales, partially offset by a $15 million increase in SG&A expenses and a $5 million increase in manufacturing costs, all of which were primarily attributable to the 2024 acquisitions.

Unallocated Corporate

Unallocated Corporate operating loss was $1 million in the first quarter of 2025 and 2024.

Cash Flow

Cash flows from operating activities in the first quarter of 2025 increased $15 million in comparison to the prior year period. The favorable change in operating cash flows was primarily driven by higher cash earnings, partially offset by unfavorable timing-related working capital changes. Cash flows used for investing activities were flat versus the prior-year period, primarily due to the first quarter of 2024 investment in Overcast Innovations LLC ("Overcast") that did not recur in the current-year period, offset by increased purchases of property, plant and equipment.

Share Repurchase Program

In the first quarter of 2025, we repurchased 0.1 million shares of common stock for a total cost of $22 million, excluding the cost of commissions and taxes. As of March 31, 2025, there was $640 million remaining under our Board of Directors' current authorized share repurchase program**.

** In July 2016, our Board of Directors approved our share repurchase program authorizing us to repurchase up to $150 million of our outstanding shares of common stock (the “Program”). Since inception of the Program, we have been authorized to repurchase up to an aggregate of $1,700 million of our outstanding shares of common stock through December 2026. Since inception and through March 31, 2025, we have repurchased 14.8 million shares under the Program for a total cost of $1,060 million, excluding commissions and taxes, or an average share price of $71.66 per share.

Maintaining 2025 Outlook

“We delivered strong results across both segments in the first quarter of 2025, despite uneven market conditions," said Chris Calzaretta, AWI Senior Vice President and CFO. "Looking forward, we now expect a softer market environment in the second half of 2025. Despite these headwinds, we expect to drive margin expansion by focusing on cost controls and generating AUV growth and manufacturing productivity. The consistent execution of our value creation drivers gives us confidence in our resilient business model and supports maintaining our full year guidance across all key metrics.”

		For the Year Ended December 31, 2025
(Dollar amounts in millions except per-share data)	2024 Actual	Guidance			VPY Growth %
Net sales	$1,446	$1,570	to	$1,610	9%	to	11%
Adjusted EBITDA*	$486	$525	to	$545	8%	to	12%
Adjusted diluted net earnings per share*	$6.31	$6.85	to	$7.15	9%	to	13%
Adjusted free cash flow*	$298	$315	to	$335	6%	to	12%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss first-quarter 2025 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrongworldindustries.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including our quarterly report for the quarter ended March 31, 2025, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 160 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.4 billion in revenue in 2024, AWI has approximately 3,600 employees and a manufacturing network of 20 facilities, plus seven facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended March 31, 2025, that the Company expects to file with the SEC today.

Contact

Investors & Media: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Reported Financial Results

(Amounts in millions, except per share data)

SELECTED FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended March 31,
	2025	2024
Net sales	$382.7	$326.3
Cost of goods sold	232.8	202.0
Gross profit	149.9	124.3
Selling, general and administrative expenses	78.0	65.4
Equity (earnings) from unconsolidated affiliates, net	(26.6)	(27.2)
Operating income	98.5	86.1
Interest expense	8.5	9.0
Other non-operating (income), net	(0.7)	(3.1)
Earnings before income taxes	90.7	80.2
Income tax expense	21.6	20.3
Net earnings	$69.1	$59.9

Diluted net earnings per share of common stock	$1.58	$1.36
Average number of diluted common shares outstanding	43.8	44.1

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended March 31,
	2025	2024
Net Sales
Mineral Fiber	$245.1	$239.6
Architectural Specialties	137.6	86.7
Total net sales	$382.7	$326.3

	For the Three Months Ended March 31,
	2025	2024
Segment operating income (loss)
Mineral Fiber	$84.5	$79.2
Architectural Specialties	14.8	7.7
Unallocated Corporate	(0.8)	(0.8)
Total consolidated operating income	$98.5	$86.1

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	Unaudited March 31, 2025	December 31, 2024
Assets
Current assets	$371.5	$348.9
Property, plant and equipment, net	596.2	598.8
Other non-current assets	886.7	895.0
Total assets	$1,854.4	$1,842.7
Liabilities and shareholders’ equity
Current liabilities	$231.6	$249.7
Non-current liabilities	829.4	835.9
Shareholders' equity	793.4	757.1
Total liabilities and shareholders’ equity	$1,854.4	$1,842.7

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended March 31,
	2025	2024
Net earnings	$69.1	$59.9
Other adjustments to reconcile net earnings to net cash provided by operating activities	5.5	(0.1)
Changes in operating assets and liabilities, net	(33.6)	(33.4)
Net cash provided by operating activities	41.0	26.4
Net cash provided by investing activities	6.0	5.9
Net cash (used for) financing activities	(43.6)	(33.1)
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.4)
Net increase (decrease) in cash and cash equivalents	3.5	(1.2)
Cash and cash equivalents at beginning of year	79.3	70.8
Cash and cash equivalents at end of period	$82.8	$69.6

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. – impact of adjustments related to the fair value of inventory, contingent third-party professional fees, changes in the fair value of contingent consideration and deferred compensation accruals for acquisitions). The Company also excludes all acquisition-related intangible amortization from adjusted net earnings and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, impairments, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, the impact of defined benefit plan settlements, gains and losses on sales or impairment of fixed assets, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2025. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our condensed consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow (with further adjustments, when necessary) as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results – Adjusted EBITDA

	For the Three Months Ended March 31,
	2025	2024
Net sales	$383	$326

Net earnings	$69	$60
Add: Income tax expense	22	20
Earnings before income taxes	$91	$80
Add: Interest/other income and expense, net	8	6
Operating income	$99	$86
Add: RIP expense (1)	1	1
Adjusted operating income	$99	$86
Add: Depreciation and amortization	29	24
Adjusted EBITDA	$129	$111

Operating income margin	25.7%	26.4%
Adjusted EBITDA margin	33.6%	33.9%

1.
RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Mineral Fiber

	For the Three Months Ended March 31,
	2025	2024
Net sales	$245	$240

Operating income	$85	$79
Add: Depreciation and amortization	21	20
Adjusted EBITDA	$105	$99

Operating income margin	34.5%	33.1%
Adjusted EBITDA margin	43.0%	41.2%

Architectural Specialties

	For the Three Months Ended March 31,
	2025	2024
Net sales	$138	$87

Operating income	$15	$8
Add: Depreciation and amortization	9	4
Adjusted EBITDA	$24	$12

Operating income margin	10.8%	8.9%
Adjusted EBITDA margin	17.1%	14.0%

Unallocated Corporate

	For the Three Months Ended March 31,
	2025	2024
Operating (loss)	$(1)	$(1)
Add: RIP expense (1)	1	1
Adjusted operating (loss)	$-	$-
Add: Depreciation and amortization	-	-
Adjusted EBITDA	$-	$-

1.
RIP expense represents only the plan service cost that is recorded within Operating loss. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Consolidated Results – Adjusted Free Cash Flow

	For the Three Months Ended March 31,
	2025	2024
Net cash provided by operating activities	$41	$26
Net cash provided by investing activities	$6	$6
Net cash provided by operating and investing activities	$47	$32
Add: Investment in unconsolidated affiliate	-	6
Add: Contingent consideration in excess of acquisition-date fair value (1)	1	-
Add: Arktura deferred compensation (1)	-	6
Adjusted Free Cash Flow	$48	$43

1.
Deferred compensation and contingent consideration payments related to acquisitions that were recorded as components of net cash provided by operating activities.

Consolidated Results – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended March 31,
	2025		2024
	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$69	$1.58	$60	$1.36
Add: Income tax expense	22		20
Earnings before income taxes	$91		$80
Add: Acquisition-related amortization (1)	4		2
Adjusted net earnings before income taxes	$96		$82
(Less): Adjusted income tax expense (2)	(23)		(21)
Adjusted net earnings	$73	$1.66	$61	$1.38
Adjusted diluted EPS change versus prior year		20.3%
Diluted shares outstanding		43.8		44.1
Effective tax rate		24%		25%

1.
Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.
2.
Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted net earnings before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2025
	Low		High
Net earnings	$289	to	$293
Add: Income tax expense	90		96
Earnings before income taxes	$378	to	$388
Add: Interest expense	34		36
Add: Other non-operating (income), net	(2)		(1)
Operating income	$409	to	$423
Add: RIP expense (1)	2		2
Adjusted operating income	$410	to	$425
Add: Depreciation and amortization	115		120
Adjusted EBITDA	$525	to	$545

1.
RIP expense represents only the plan service cost that is recorded within Operating income. We do not expect to make cash contributions to our RIP.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2025
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$289	$6.63	to	$293	$6.77
Add: Income tax expense	90			96
Earnings before income taxes	$378		to	$389
Add: RIP cost (2)	1			1
Add: Acquisition-related amortization (3)	16			18
Adjusted earnings before income taxes	$395		to	$408
(Less): Adjusted income tax expense (4)	(97)			(99)
Adjusted net earnings	$299	$6.85	to	$309	$7.15

1.
Adjusted diluted EPS guidance for 2025 is calculated based on approximately 43 to 44 million of diluted shares outstanding.
2.
RIP cost represents the entire actuarial net periodic pension cost recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.
3.
Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements, trade secrets and other intangibles.
4.
Income tax expense is based on an adjusted effective tax rate of approximately 24%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2025
	Low		High
Net cash provided by operating activities	$297	to	$319
Add: Return of investment from joint venture	108		116
Less: Capital expenditures	(90)		(100)
Adjusted Free Cash Flow	$315	to	$335